EXHIBIT 10.1

AMENDMENT
TO
CABOT CORPORATION
SENIOR MANAGEMENT SEVERANCE PROTECTION PLAN

Cabot Corporation, a Delaware corporation (the “Company”), pursuant to Section 8.2 of the Cabot Corporation Senior Management Protection Plan (the “Plan”), hereby amends the Plan, effective as of January 12, 2007, as follows:

1.                 Section 2.12 is amended in its entirety to read as follows:

““Eligible Employee” means each employee of the Company who is designated as an Eligible Employee by the Compensation Committee.”

2.                 Section 3.2 is amended in its entirety to read as follows:

“Duration of Participation.   Any individual who is a Participant as of the occurrence of a Change in Control shall continue as a Participant until the date on which the Participant has received the entire amount of the Severance Benefit, if any, payable to such Participant under the Plan. Any individual who, before the occurrence of a Change in Control, is removed from participation in the Plan shall cease to be a Participant under the Plan one year from the date such individual is removed from participation in the Plan.”

3.                 Section 4.1(a) is amended in its entirety to read as follows:

“(a)   A Participant shall be entitled to receive from the Company a Severance Benefit in the amount provided in Section 4.2 if (i) a Change in Control has occurred and (ii) within the two (2) year period commencing on the date of the Change in Control, the Participant’s employment with the Company and its Affiliates terminates for any reason other than (A) Cause, (B) Disability, (C) the Participant’s death, (D) a termination initiated by the Participant without Good Reason or (E) an Excluded Termination.”

4.                 Section 4.2(c) is amended in its entirety to read as follows:

“(c)   the Company shall pay to the Participant, as severance pay and in lieu of any further salary for periods subsequent to the Participant’s Termination Date, in a single payment (without any discount for accelerated payment, but subject to applicable withholding taxes) within thirty (30) days after the Participant’s Termination Date, an amount in cash equal to one (1) times the sum of (A) the Participant’s Base Salary and (B) the Participant’s Bonus Amount;”

5.                 Section 4.2 (d) is amended in its entirety to read as follows:

“(d)   For the one (1) year period commencing on the Participant’s Termination Date (the “Continuation Period”), the Company shall at its expense (and without contribution by the Participant) continue on behalf of the Participant and his or her dependents and beneficiaries (i) medical, health, dental and prescription drug benefits, ii) long-term disability coverage and (iii) life insurance and other death benefits coverage. The coverages and benefits (including deductibles, if any) provided under this Section 4.2(d) during the Continuation Period shall be no less favorable to the Participant and his or her beneficiaries than the most favorable of such coverages and benefits provided the Participant and his or her dependents during the 90-day period immediately preceding the Change in Control or as of any date following the Change in Control but preceding the Participant’s Termination Date. The obligation under this Section 4.2(d) with respect to the foregoing benefits shall be limited if the Participant obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Participant than the coverages and benefits required to be provided hereunder. Any period during which benefits are continued pursuant to this Section 4.2(d) shall be considered to be in satisfaction of the Company’s obligation to provide “continuation coverage” pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage required under said Section 4980B shall be reduced by the period during which benefits were provided pursuant to this Section 4.2(d); and”.

6.                 Section 4.4 is amended in its entirety to read as follows:

“Other Benefits: Non-Exclusivity of Rights.  Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as any Participant may have under any other agreements with the Company or any of its Affiliates; provided, however, that to the extent the Participant may be entitled under any such other plan, program or agreement or pursuant to any applicable law or regulation to benefits of the types enumerated in Section 4.2, the provision of such benefits pursuant to such other plan, program or agreement or in satisfaction of such legal requirement shall count toward the Company’s obligation to provide the enumerated benefits pursuant to this Plan, it being the intention of this Plan to provide the enumerated benefits at least at the level specified herein, but not to provide such benefits on a duplicative basis. Nothing herein shall be deemed to limit, supersede or restrict any rights that any Participant may have to accelerated vesting of any right or benefit under change in control provisions of any plan, program, agreement or otherwise.”

7.                 The following new Section 4.5 is added:

“4.5   Gross-Up Payment.

(a)   In the event that a change of ownership or control of the Company occurs and it is determined that any payment or benefit provided by the Company to or for the benefit of the Participant, either under this Plan or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision (“section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “gross-up payment”) to the Participant. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make the Participant whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.

(b)   Determinations under this Section 4.5 will be made by the Company’s independent auditors unless the Participant has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by the Participant after consultation with the Company (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon the Company and the Participant except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

(c)   If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment or an additional gross-up payment, the Company and the Participant will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross-up payments as are necessary to prevent the Participant from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by the Participant to the Company. The Company will bear all expenses of the controversy and will gross the

Participant up for any additional taxes that may be imposed upon the Participant as a result of its payment of such expenses.

8.                 Article VI is deleted in its entirety and replaced with the words “Reserved for Future Use.”

9.                 The last sentence of Section 8.2 is amended in its entirety to read as follows:

“From and after the occurrence of a Change in Control, the Plan (i) may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided to any individual hereunder and (ii) may not be terminated until the later of (a) the second anniversary of the Change in Control or (b) the date that all Participants who have become entitled to a Severance Benefit hereunder shall have received such payments in full.”

In Witness Whereof, the Company has caused this Amendment to be signed by its duly authorized officer this 12th day of January 2007 and the undersigned officer certifies that the amendment has been approved by a resolution adopted by at least two-thirds of the Company’s Board of Directors.

CABOT CORPORATION
By:	/s/ ROBBY D. SISCO
Name: Robby D. Sisco
Title: Vice President, Human Resources